EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation:

We consent to incorporation by reference in the registration statement on Form S-8, pertaining to the Monmouth Real Estate Investment Corporation 2007 Stock Option Plan, of our report dated December 3, 2004, relating to the consolidated statements of income, shareholders’ equity, and cash flows of Monmouth Real Estate Investment Corporation and subsidiary for the year ended September 30, 2004, which report appears in the September 30, 2006 Annual Report on Form 10-K of Monmouth Real Estate Investment Corporation.

/s/ KPMG LLP

KPMG LLP

Short Hills, New Jersey

October 24, 2007